MFA
FINANCIAL, INC.
350 Park Avenue
New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 14, 2011		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Financial, Inc.
Announces Fourth Quarter 2010 Financial Results

MFA Financial, Inc. (NYSE:MFA) today announced financial results for the fourth quarter ended December 31, 2010.

Fourth quarter 2010 and other recent highlights:

•	Fourth quarter net income per common share of $0.21 and Core Earnings (as defined below) per common share of $0.22.
•
Overall, the value of MFA’s assets increased in the fourth quarter.  However, due to the fact that, as in prior years, MFA declared two common stock dividends within the fourth quarter totaling $0.46 per share, our book value per common share was $7.68 at the end of the fourth quarter versus $7.83 at the end of the third quarter.

•
In the fourth quarter, we continued to grow our Non-Agency MBS portfolio through the purchase of approximately $509.8 million of Non-Agency MBS (including MBS underlying Linked Transactions (as defined below)).  In the fourth quarter, we allowed the Agency MBS portfolio to decline.  Agency MBS run-off amounted to $496.3 million while we acquired $362.2 million of Agency MBS.

•
In January 2011, we purchased or agreed to purchase $536.8 million of Agency MBS, more than replacing the fourth quarter and January run-off, generally at lower prices than were available in the fourth quarter.  We expect that growth in both the Agency and Non-Agency portfolio should positively impact MFA’s first quarter 2011 Core EPS.

•
For the year ended December 31, 2010, Core Earnings totaled $241.1 million, while estimated REIT taxable income, which directly impacts MFA’s dividend distribution requirements, was $257.2 million.  We anticipate that MFA’s REIT taxable income will again surpass Core Earnings in 2011, primarily due to the fact that for Non-Agency MBS acquired at a discount, Core Earnings are impacted by credit reserves for estimated future losses while taxable income is impacted by realized losses only as they occur.

For the fourth quarter ended December 31, 2010, MFA generated net income available to common stock of $59.0 million, or $0.21 per share of common stock.  Core Earnings for the fourth quarter were $61.9 million, or $0.22 per share of common stock.  “Core Earnings” is a non-GAAP financial measure, which reflects net income excluding $3.9 million of changes in the unrealized net gains on Linked Transactions and the $6.9 million other-than-temporary impairment charges recognized in GAAP earnings.  On January 31, 2011, MFA paid its fourth quarter 2010 dividend of $0.235 per share of common stock to stockholders of record as of December 31, 2010.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through appropriately leveraged investments in both Agency and Non-Agency residential MBS.  In the fourth quarter, we continued to implement our strategy of identifying and acquiring Non-Agency MBS with superior loss-adjusted yields at prices well below par.  We currently project that approximately 60% of our first quarter 2011 Core Earnings will be generated by Non-Agency MBS.  Our goal remains to position MFA to generate double-digit returns on equity over time.”

William Gorin, MFA’s President, added, “Through investment in both Non-Agency and Agency MBS, we seek to generate attractive returns with reduced leverage and with less correlation to changes in interest rates.  In the fourth quarter, MFA’s Non-Agency residential MBS (including MBS underlying Linked Transactions) generated an unlevered loss-adjusted yield of 8.45%.  At December 31, 2010, MFA owned $2.822 billion market value of Non-Agency MBS (including Linked Transactions) with an average amortized cost of 69.6% of par.  In the fourth quarter, MFA’s Agency MBS generated an unlevered yield of 3.87%.  At December 31, 2010, MFA owned $5.981 billion of Agency MBS, consisting of $5.315 billion of hybrid and adjustable rate MBS (“ARM-MBS”) and $665 million of 15-year fixed rate MBS.  Agency MBS had an average amortized cost basis of 101.8% of par.”

MFA’s $2.822 billion fair market value of Non-Agency MBS had a face amount of $3.685 billion, an amortized cost of $2.566 billion (69.6% of face amount) and a net purchase discount of $1.073 billion (all amounts including Linked Transactions) at December 31, 2010. This discount consists of a $799.4 million credit reserve and a $273.4 million net accretable discount. In addition, at December 31, 2010, these Non-Agency MBS had 7.5% average structured credit enhancement in the form of subordination (subordinated bonds which absorb losses before MFA’s Non-Agency MBS are impacted).  This structured credit enhancement, along with the purchase discount, mitigates MFA’s risk of loss on these investments.  Unlike MFA’s Agency MBS, due to their discounted purchase prices, the return on Non-Agency MBS will generally increase if the prepayment rates on these securities trend up.

During the fourth quarter of 2010, MFA’s interest-earning asset portfolio net yield was 4.78%, its cost of funds was 2.23%, and the spread was 2.55% (including MBS underlying Linked Transactions, the net yield was 4.92%, the cost of funds was 2.18% and the spread was 2.74%).  The weighted average prepayment speed on MFA’s MBS portfolio (including MBS underlying Linked Transactions) was 22.1% CPR during the fourth quarter of 2010.  MFA’s book value per common share as of December 31, 2010 includes a negative interest rate swap valuation of $139.1 million from existing interest rate hedges.  As of December 31, 2010, under our swap agreements, MFA had a weighted average fixed pay rate of interest of 3.74% and a floating receive rate of 0.27% on notional balances totaling $2.805 billion, with an average maturity of 23 months.  For the three months ended December 31, 2010, MFA’s costs for compensation and benefits and other general and administrative expenses were $6.1 million or 1.1% of average equity on an annualized basis.

In the fourth quarter of 2010, MFA continued to implement its asset allocation strategy.  MFA anticipates that the majority of its assets will continue to be whole pool Agency MBS.  MFA’s repurchase agreement financing continues to be provided from multiple sources.  The following table presents MFA’s asset allocation as of December 31, 2010 and the fourth quarter 2010 yield, cost of funds and spread for the various asset types.

ASSET ALLOCATION (1)

At December 31, 2010	Agency MBS		Non-Agency MBS (2)		Cash (3)	Other, net (4)	Total
($ in Millions)
Amortized Cost	$5,818		$2,566		$387	$(20)	$8,751

Market Value	$5,981		$2,822		$387	$(20)	$9,170
Less Repo Financing	(5,057)		(1,503)		-	-	(6,560)
Less Securitized Debt	-		(221)			-	(221)
Equity Allocated	$924		$1,098		$387	$(20)	$2,389
Less Swap Mark	-		-		-	(139)	(139)
Net Equity Allocated	$924		$1,098		$387	$(159)	$2,250

Debt/Net Equity Ratio (5)	5.48	x	1.57	x	-	-	3.01	x

For the Quarter Ended December 31, 2010
Yield on Assets	3.87%		8.45%		0.08%		4.92%
Less Cost of Funds	2.34	(6)	1.68		-		2.18
Spread	1.53%		6.77%		0.08%		2.74%

(1)  Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis.  See the accompanying Reconciliation of Non-GAAP Financial Measures.
(2) Includes Non-Agency MBS and repurchase agreements underlying Linked Transactions.  The purchase of a Non-Agency MBS and repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a "linked transaction."  The two components of a linked transaction (MBS purchase and borrowing under repurchase agreement) are evaluated on a combined basis and are presented as "Linked Transactions" on MFA's consolidated balance sheet.
(3) Includes cash, cash equivalents and restricted cash.
(4) Includes interest receivable, real estate, goodwill, prepaid and other assets, interest payable, interest rate swap agreements at fair value, dividends payable and accrued expenses and other liabilities.
(5) Represents borrowings under repurchase agreements and securitized debt as a multiple of net equity allocated.
(6) Includes effect of Swaps.

At December 31, 2010, MFA’s $8.803 billion of Agency and Non-Agency MBS, which includes MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including months to reset, is presented below:

	Agency MBS		Non-Agency MBS		Total
		Average		Average		Average
($ in Thousands)	Market Value	MTR (1)	Market Value	MTR (1)	Market Value	MTR (1)
Time to Reset:
< 2 years (2)	$1,875,645	8	$1,596,052	10	$3,471,697	9
2-5 years	2,939,229	46	253,733	46	3,192,962	46
> 5 years	500,450	77	370,161	71	870,611	74
ARM-MBS Total	$5,315,324	35	$2,219,946	24	$7,535,270	32

15-year fixed	$665,299		$-		$665,299
30-year fixed	-		594,748		594,748
40-year fixed	-		7,762		7,762
Fixed-Rate Total	$665,299		$602,510		$1,267,809
MBS Total	$5,980,623		$2,822,456		$8,803,079
(1)  MTR, or months to reset, is the number of months remaining before the coupon interest rate resets.  At reset, the MBS coupon will adjust based upon the underlying mortgage benchmark interest rate index, margin and periodic or lifetime caps.  The MTR does not reflect scheduled amortization or prepayments.
(2)  Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting The Bank of New York Mellon, the Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.bnymellon.com/shareowner/equityaccess or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Monday, February 14, 2011, at 10:00 a.m. (New York City time) to discuss its fourth quarter 2010 financial results.  The number to dial in order to listen to the conference call is (800) 230-1951 in the U.S. and Canada.  International callers must dial (612) 332-7517.  A replay of the call will be available through Monday, February 21, 2011 at 11:59 p.m. (New York City time), and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code:  192240.  The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, over the Thomson Reuters Investor Distribution Network at http://www.earnings.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
(In Thousands, Except Per Share Amounts)	(Unaudited)
Assets:
Mortgage-backed securities ("MBS")
Agency MBS, at fair value ($5,519,879 and $7,597,136 pledged as collateral, respectively)	$5,980,623	$7,664,851
Non-Agency MBS, at fair value ($867,655 and $240,694 pledged as collateral, respectively)	1,372,383	1,093,103
Non-Agency MBS transferred to a consolidated variable interest entity ("VIE")	705,704	-
Cash and cash equivalents	345,243	653,460
Restricted cash	41,927	67,504
MBS linked transactions, net ("Linked Transactions"), at fair value	179,915	86,014
Interest receivable	38,215	41,775
Real estate, net	10,732	10,998
Goodwill	7,189	7,189
Prepaid and other assets	5,476	2,315
Total Assets	$8,687,407	$9,627,209

Liabilities:
Repurchase agreements	$5,992,269	$7,195,827
Securitized debt	220,933	-
Accrued interest payable	8,007	13,274
Mortgage payable on real estate	-	9,143
Interest rate swap agreements, at fair value	139,142	152,463
Dividends and dividend equivalents rights payable	67,040	76,286
Accrued expenses and other liabilities	9,569	11,954
Total Liabilities	$6,436,960	$7,458,947

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; Series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding ($96,000 aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 370,000 shares authorized; 280,481 and 280,078 issued and outstanding, respectively	2,805	2,801
Additional paid-in capital, in excess of par	2,184,493	2,180,605
Accumulated deficit	(191,569)	(202,189)
Accumulated other comprehensive income	254,680	187,007
Total Stockholders’ Equity	$2,250,447	$2,168,262
Total Liabilities and Stockholders’ Equity	$8,687,407	$9,627,209

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		For the Year Ended
	December 31,		December 31,
(In Thousands, Except Per Share Amounts)	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$57,003	$94,978	$250,602	$440,357
Non-Agency MBS	27,214	26,457	127,070	64,107
Non-Agency MBS transferred to a consolidated VIE	13,281	-	13,281	-
Cash and cash equivalent investments	99	77	385	1,097
Interest Income	97,597	121,512	391,338	505,561

Interest Expense:
Repurchase agreements	34,556	46,287	144,212	229,406
Securitized debt	913	-	913	-
Total Interest Expense	35,469	46,287	145,125	229,406

Net Interest Income	62,128	75,225	246,213	276,155

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	(5,858)	(6,975)	(6,042)	(85,110)
Portion of loss (reclassified from)/recognized in other comprehensive income	(1,007)	(1,944)	(6,235)	67,182
Net Impairment Losses Recognized in Earnings	(6,865)	(8,919)	(12,277)	(17,928)

Other Income, Net:
Gain on Linked Transactions, net	12,458	8,075	53,762	8,829
Gain on sale of MBS, net	-	9,122	33,739	22,617
Revenue from operations of real estate	364	375	1,464	1,520
Loss on termination of repurchase agreements	-	-	(26,815)	-
Miscellaneous other income, net	-	-	-	43
Other Income, Net	12,822	17,572	62,150	33,009

Operating and Other Expense:
Compensation and benefits	3,565	3,241	16,092	14,065
Other general and administrative expense	2,576	1,630	8,571	7,189
Real estate operating expense, mortgage interest and prepayment penalty	363	434	1,661	1,793
Operating and Other Expense	6,504	5,305	26,324	23,047

Net Income	61,581	78,573	269,762	268,189
Less: Preferred Stock Dividends	2,040	2,040	8,160	8,160
Net Income Available to Common Stock and Participating Securities	$59,541	$76,533	$261,602	$260,029

Earnings Per Share of Common Stock:
Basic and Diluted	$0.21	$0.27	$0.93	$1.06

Dividends Declared Per Share of Common Stock	$0.235	$0.270	$0.890	$0.990

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings, Core Earnings per common share, investments in Non-Agency MBS, and returns on such assets for the three months and year ended December 31, 2010, which may constitute non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in its press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and balance sheet composition.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the three months and year ended December 31, 2010 are not measures of performance in accordance with GAAP, as they exclude impairment losses recognized through earnings, changes in net unrealized gains on MBS underlying our Linked Transactions, gains on the sale of MBS and losses on termination of repurchase agreements.  These excluded items are difficult to predict, and MFA believes that Core Earnings provides investors with a valuable measure of the performance of the Company’s ongoing business.  MFA’s management believes that Core Earnings and Core Earnings per common share provide useful supplemental information to both management and investors in evaluating our financial results.  Reconciliations of the GAAP items discussed above to their non-GAAP measures for the three months and year ended December 31, 2010 are as follows:

	Three Months Ended		For the Year Ended
	December 31, 2010		December 31, 2010
(In Thousands, Except Per Share Amount)	Reconciliation	Basic and Diluted EPS	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and Participating Securities	$59,541		$261,602
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(584)		(972)
GAAP Net Income Allocable to Common Stockholders	$58,957	$0.21	$260,630	$0.93
Non-GAAP Adjustments:
Impairment Losses Recognized in Earnings	$6,865		$12,277
Changes in Net Unrealized Gains on Linked Transactions	(3,933)		(24,881)
Gain on Sale of MBS	-		(33,739)
Losses on Termination of Repurchase Agreements	-		26,815
Total Adjustments to Arrive at Core Earnings	$2,932	$0.01	$(19,528)	$(0.07)
Core Earnings	$61,889	$0.22	$241,102	$0.86
Weighted Average Common Shares Outstanding - Basic	281,401		281,173
Weighted Average Common Shares Outstanding - Diluted	281,490		281,243

As previously described, certain Non-Agency MBS purchases are presented as a component of Linked Transactions in MFA’s GAAP financial statements for the three months and year ended December 31, 2010.  In assessing the performance of the Non-Agency MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked Non-Agency MBS and the related repurchase agreement borrowings as it would any other Non-Agency MBS that is not part of a linked transaction.  Consequently, MFA considers that these non-GAAP financial measures enhance the ability of investors to analyze the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  However, as noted above, these non-GAAP financial measures do not take into account the effect of the changes in net unrealized gains on Linked Transactions, the credit related component of charges for other-than-temporary impairments, gains on the sale of MBS and losses on termination of repurchase agreements, which are included in the GAAP earnings.

Information pertaining to MFA’s Non-Agency MBS that are a component of Linked Transactions are reconciled below as of and for the three months ended December 31, 2010 with the most directly comparable financial measure calculated in accordance with GAAP, as follows:
			Adjustments to Include
			Assets/Liabilities
	GAAP Based		Underlying Linked		Non-GAAP
(Dollars in Thousands)	Information		Transactions		Presentation
At December 31, 2010:
Repurchase Agreement Borrowings	$5,992,269		$567,287	(1)	$6,559,556
Securitized Debt	220,933				220,933
Total Borrowings (Debt)	$6,213,202		$567,287	(1)	$6,780,489
Stockholders' Equity	$2,250,447				$2,250,447
Debt-to-Equity (Debt/Stockholders' Equity)	2.8	x			3.0	x

For the Three Months Ended December 31, 2010:
Average Interest Earning Assets	$8,171,850		$622,068	(2)	$8,793,918
Interest Income	$97,597		$10,566		$108,163
Yield on Interest Earning Assets	4.78%		6.79%		4.92%

Average Total Borrowings	$6,324,079		$494,488	(1)	$6,818,567
Interest Expense	$35,469		$2,040		$37,509
Cost of Fund	2.23%		1.64%		2.18%

Net Interest Rate Spread	2.55%		5.15%		2.74%
(1)  Represents borrowings under repurchase agreements underlying Linked Transactions.
(2)  Represents Non-Agency MBS underlying Linked Transactions.

The table below reconciles MFA’s Non-Agency MBS and related repurchase agreement borrowings and securitized debt on a GAAP basis to reflect on a combined basis its Non-Agency MBS and related repurchase agreements underlying its Linked Transactions, which is a non-GAAP financial measure.  Based on this non-GAAP presentation, MFA has also presented certain resulting performance measures on a non-GAAP basis.

			Adjustments to Include
			Assets/Liabilities
	GAAP Based		Underlying Linked		Non-GAAP
(Dollars in Thousands)	Information		Transactions		Presentation
At December 31, 2010:
Amortized Cost of Non-Agency MBS	$1,846,872	(1)	$718,734	(2)	$2,565,606
Fair Value of Non-Agency MBS	$2,078,087	(1)	$744,369	(2)	$2,822,456
Face/Par Value of Non-Agency MBS	$2,821,489	(1)	$863,280	(2)	$3,684,769
Purchase (Discount) Designated as Credit Reserve and OTTI	$(746,678	) (1) (3)	$(99,094	) (2)	$(845,772	) (4)
Purchase (Discount) Designated as Accretable	$(228,966	) (1)	$(45,756	) (2)	$(274,722)
Total Purchase (Discount) of Non-Agency MBS	$(975,644	) (3)	$(144,850)		$(1,120,494	) (4)

Non-Agency Repurchase Agreements and Securitized Debt	$1,155,874		$567,287	(5)	$1,723,161

For the Three Months Ended December 31, 2010:
Non-Agency MBS Average Amortized Cost	$1,796,379	(1)	$622,068	(2)	$2,418,447
Non-Agency Average Total Borrowings	$1,139,355		$494,488	(5)	$1,633,843
Coupon Interest on Non-Agency MBS	$32,743	(1)	$8,187	(2)	$40,930
Effective Yield Adjustment (6)	$7,752	(1)	$2,378	(2)	$10,130
Interest Income on Non-Agency MBS	$40,495	(1)	$10,565		$51,060

Interest Expense on Non-Agency Total Borrowings	$4,873		$2,040	(5)	$6,913
Net Asset Yield on Non-Agency MBS	9.02	% (1)	6.79%		8.45%
Non-Agency Cost of Funds	1.70%		1.64%		1.68%
Non-Agency Spread	7.32%		5.15%		6.77%

(1)  Includes Non-Agency MBS transferred to consolidated VIE.
(2)  Adjustment to reflect Non-Agency MBS underlying Linked Transactions.
(3)  Amounts disclosed reflect purchase discount designated as credit reserve of $700.3 million and OTTI of $46.4 million.
(4)  Amounts disclosed reflect purchase discount designated as credit reserve of $799.4 million and OTTI of $46.4 million.
(5)  Adjustment to reflect borrowings under repurchase agreements underlying Linked Transactions.
(6)  The effective yield adjustment on Non-Agency MBS is the difference between net income calculated using the net yield, which is based on management's estimates of future cash flows for Non-Agency MBS, less the current coupon yield.

Reconciliation of GAAP Net Income, Core Earnings and Estimated REIT Taxable Income

MFA calculates estimated REIT taxable income in accordance with the requirements mandated by the Internal Revenue Code.  Differences exist in the determination of net income for GAAP and REIT taxable income that can lead to a significant variance in the amount and timing of when income and losses are recognized under these two measures.  The amount and characteristic of the dividends distributed to stockholders is impacted by REIT taxable income.  The table below sets forth a reconciliation between GAAP net income, Core Earnings and Estimated REIT taxable income for the year ended December 31, 2010.

For the Year Ended
December 31, 2010
(In Thousands)
GAAP Net Income Before Preferred Dividends	$269,762
Less: Preferred Dividends Paid to Stockholders	(8,160)
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(972)
GAAP Net Income Allocable to Common Stockholders	$260,630
Adjustments to Arrive at Core Earnings:
Add: Impairment Loss Recognized in Earnings	$12,277
Add: Loss on Termination of Repurchase Agreements	26,815
Less: Changes in Net Unrealized Gains on Linked Transactions	(24,881)
Less: Gain on Sale of MBS (1)	(33,739)
Total Adjustments to Arrive at Core Earnings	$(19,528)
Core Earnings	$241,102
Adjustments to Core Earnings to Arrive at Estimated REIT Taxable Income:
Add: Preferred Dividends Paid to Stockholders (deducted above)	$8,160
Add: Dividend and Dividend Equivalent Rights on Participating Securities (deducted above)	972
Add: Adjustment to GAAP Income to Reflect Estimated Taxable Income on Non-Agency MBS	25,842
Add: Adjustment to Reflect Estimated Taxable Income on Re-securitized Non-Agency MBS	2,778
Add: Other Expenses Not Deductible in Determining Taxable Income	7,082
Total Adjustments Increasing Estimated REIT Taxable Income	$44,834
Less: Losses on Termination of Repurchase Agreements (added above)	$(26,815)
Less: Adjustment to GAAP Income to Reflect Taxable Income on Agency MBS	(1,913)
Total Adjustments Decreasing Estimated REIT Taxable Income	$(28,728)
Total Net Adjustments to Core Earnings to Arrive at Estimated REIT Taxable Income	$16,106
Estimated REIT Taxable Income Available for Distribution to Preferred and Common Stockholders	$257,208
(1)  Gain on sales of MBS were not recognized for REIT taxable income because the gain on sale was offset by capital loss carry forward generated in prior years.